UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

Harleysville National Corporation

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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Forward Looking Statements

Except for historical information, all other information in this filing consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made to differ include that the transaction is subject to a number of conditions and approvals. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2008 and in subsequent filings made prior to or after the date hereof.

The proposed merger transaction involving Harleysville National Corporation and First Niagara Financial Group, Inc. will be submitted to Harleysville National Corporation’s shareholders for their consideration. Shareholders are encouraged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Harleysville National Corporation and First Niagara Financial Group, Inc., without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, by directing a request to Harleysville National Corporation, Attn: Shareholder Services, 483 Main Street, P.O. Box 195, Harleysville, PA 19438-0195, (215) 256-8851 or (800) 423-3955

Harleysville National Corporation, First Niagara Financial Group, Inc., their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Harleysville National Corporation’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 13, 2009, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 24, 2009. Information regarding First Niagara Financial Group, Inc.’s directors and executive officers is available in First Niagara Financial Group, Inc.’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 24, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

THE FOLLOWING IS A LETTER TO CUSTOMERS OF HARLEYSVILLE NATIONAL BANK AND EAST

PENN BANK MADE AVAILABLE TO CUSTOMERS ON OR ABOUT July 29 2009.

483 Main Street Harleysville, PA 19438

Dear Valued Customer:

I am very pleased to report that Harleysville National Corporation will be joining forces with First Niagara Financial Group in a transaction that will allow us to continue our focus on serving our customers and our shareholders in an even greater capacity. Pending approval by shareholders and regulators, we are expecting this acquisition to close during the first quarter of 2010.

I hope I can take a moment to answer some questions you may have about First Niagara as a company and what the transaction means for you as a customer of Harleysville National Bank or East Penn Bank.

The acquisition of our branches and our attractive fee-based wealth management divisions leverages First Niagara’s formidable balance sheet to help us grow in the Philadelphia area.

First Niagara is based outside of Buffalo, N.Y., and trades on the NASDAQ Stock Market under the symbol FNFG. First Niagara Financial Group, Inc., through its wholly-owned subsidiary, First Niagara Bank, has assets of $11.6 billion, deposits of $6.2 billion and 113 branches across upstate New York.

First Niagara is a great community bank that is based in markets that have similar characteristics to ours. First Niagara has recently started expanding into Pennsylvania with the acquisition of 57 branches in the Pittsburgh and Erie areas. With this as a backdrop, the acquisition of Harleysville gives it a growth platform across the entire Commonwealth.

You will find that First Niagara is a well-capitalized, profitable and growing partner. Together, we will have a higher legal lending limit and the ability to support larger customers and larger transactions.

As a customer, it is business as usual and you can continue to use your account numbers, checks and debit cards like normal. You can continue to interact with the same friendly staff that has been serving you so capably. I promise that any updates that may impact your accounts will be thoroughly communicated to you well in advance.

Our customers are what make us great, and we value your relationship. We have partnered with another great community bank and feel certain that this transition will be a smooth one.

This is an exciting time for our bank and I am thankful that you are joining us. Further communications will be forthcoming as the approval process gets underway. In the meantime, if you have any questions, contact your local branch staff or call our customer service center at 1-888-462-2100.

Sincerely,

Paul D. Geraghty President and CEO Harleysville National Corporation

Member FDIC